Exhibit 99.1
For Immediate Release
Isabella Bank Corporation
401 N. Main Street
Mt. Pleasant, MI 48858

FOR MORE INFORMATION, CONTACT:
Trish Tomczak, Director of Marketing
Phone: 989-779-6333 Fax: 989-775-5501
Isabella Bank Corporation Increases Fourth Quarter 2022 Dividend
Mt. Pleasant, Michigan, December 6, 2022 - Isabella Bank Corporation (OTCQX:ISBA) today announced its Board of Directors declared a fourth-quarter cash dividend of $0.28 per common share at its regular meeting on November 30, 2022. The $0.28 dividend represents a $0.01 or 3.7% increase from the third quarter dividend and brings year-to-date dividends to $1.09. The dividend will be payable December 16, 2022, to shareholders of record as of December 14, 2022. Based on ISBA’s closing stock price of $22.70 per share as of November 30, 2022, the annualized cash dividend yield is 4.93%.
“This dividend increase reflects the ongoing success of Isabella Bank's strategic initiatives," said Jae A. Evans, President and Chief Executive Officer. "This factor, coupled with our strong financial results for the first three quarters of this year, are serving ISBA shareholders exceptionally well."
About the Corporation
Isabella Bank Corporation (OTCQX: ISBA) is the parent holding company of Isabella Bank, a state chartered community bank headquartered in Mt. Pleasant, Michigan. Isabella Bank was established in 1903 and has been committed to serving the local banking needs of its customers and communities for 119 years. The Bank offers personal and commercial lending and deposit products, as well as investment, trust and estate planning services through Isabella Wealth. The Bank has locations throughout seven Mid-Michigan counties: Clare, Gratiot, Isabella, Mecosta, Midland, Montcalm, and Saginaw.
For more information about Isabella Bank Corporation, visit the Invest in Us link at www.isabellabank.com. Isabella Bank Corporation common stock is quoted on the OTCQX tier of the OTC Markets Group, Inc.’s electronic quotation system (www.otcmarkets.com) under the symbol “ISBA.” The Corporation's market maker is Boenning & Scattergood, Inc. (www.boenninginc.com) and its investor relations firm is Renmark Financial Communications, Inc. (www.renmarkfinancial.com).
Forward-Looking Statements
This press release includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the sections entitled "Risk Factors" and "Forward Looking Statements" set forth in Isabella Bank Corporation's filings with the Securities and Exchange Commission, which are available from the Securities and Exchange Commission's Public Reference facilities and from its website at www.sec.gov.